Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)
	Three Months Ended September			Year-to-Date September
	2020	2019	Change	2020	2019	Change
Income Account-
Retail Electric Revenues-
Fuel	$949	$1,083	$(134)	$2,301	$2,807	$(506)
Non-Fuel	3,294	3,429	(135)	8,202	8,329	(127)
Wholesale Electric Revenues	584	625	(41)	1,473	1,667	(194)
Other Electric Revenues	164	163	1	484	492	(8)
Natural Gas Revenues	477	498	(21)	2,362	2,661	(299)
Other Revenues	152	197	(45)	436	549	(113)
Total Revenues	5,620	5,995	(375)	15,258	16,505	(1,247)
Fuel and Purchased Power	1,163	1,326	(163)	2,801	3,461	(660)
Cost of Natural Gas	71	79	(8)	654	956	(302)
Cost of Other Sales	72	114	(42)	201	316	(115)
Non-Fuel O&M	1,286	1,296	(10)	3,785	3,898	(113)
Depreciation and Amortization	889	760	129	2,619	2,267	352
Taxes Other Than Income Taxes	304	303	1	932	931	1
Estimated Loss on Plant Vogtle Units 3 and 4	—	—	—	149	—	149
Impairment Charges	—	110	(110)	—	142	(142)
(Gain) Loss on Dispositions, net	—	(6)	6	(39)	(2,512)	2,473
Total Operating Expenses	3,785	3,982	(197)	11,102	9,459	1,643
Operating Income	1,835	2,013	(178)	4,156	7,046	(2,890)
Allowance for Equity Funds Used During Construction	38	33	5	106	96	10
Earnings from Equity Method Investments	33	39	(6)	105	120	(15)
Interest Expense, Net of Amounts Capitalized	443	434	9	1,343	1,294	49
Impairment of Leveraged Lease	—	—	—	154	—	154
Other Income (Expense), net	113	61	52	319	239	80
Income Taxes	293	367	(74)	443	1,872	(1,429)
Net Income	1,283	1,345	(62)	2,746	4,335	(1,589)
Less:
Dividends on Preferred Stock of Subsidiaries	4	4	—	11	11	—
Net Income (Loss) Attributable to Noncontrolling Interests	28	25	3	3	26	(23)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,251	$1,316	$(65)	$2,732	$4,298	$(1,566)
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.